Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectuses of Immunovant, Inc. for the registration of shares of its common stock and preferred stock and its debt securities and warrants and to the incorporation by reference therein of our report dated June 29, 2020, with respect to the combined and consolidated financial statements of Immunovant, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2020, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Iselin, New Jersey
January 4, 2021